Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rich Broome
The Hertz Corporation
201-307-2486
rbroome@hertz.com

HERTZ NAMES JATINDAR KAPUR SENIOR VICE PRESIDENT

FINANCE AND CORPORATE CONTROLLER

Park Ridge, NJ, April 3, 2008 — Hertz Global Holdings, Inc. (NYSE: HTZ) announced that Jatindar Kapur has been appointed Senior Vice President, Finance and Corporate Controller.  Mr. Kapur has held several senior level Finance, Controller and Business Planning positions during his 20 year career at Hertz and, most recently, he has served as Staff Vice President, Business and Strategic Planning.   Mr. Kapur will continue to report to Elyse Douglas, Executive Vice President and Chief Financial Officer.

                Mark P. Frissora, Hertz’s Chairman and Chief Executive Officer, commenting on Mr. Kapur’s appointment, said, “Jatindar has the depth of global experience necessary to lead our Finance and Corporate Controller areas. He has international corporate controller experience, an extensive background in the Company’s U.S. car rental financial operations and he has led our business and strategic planning areas since 2006.   Jatindar will be serving in a key role as Hertz expands its global footprint, in both car and equipment rental, and as we continue to de-lever the Company.”

                Mr. Kapur joined Hertz in 1988 and, prior to his most recent position, he served for seven years as Vice President and Chief Financial Officer for Hertz Europe, responsible for both car and equipment rental.  He was promoted to that position after serving two years as Corporate Controller in Europe.   Prior to his service in Europe, Mr. Kapur held various financial management positions in the North American vehicle rental business.   Prior to joining Hertz, he spent eight years in the financial sector and joined the Company from Coopers & Lybrand.  Additionally, Mr. Kapur holds a Bachelor’s of Commerce degree (with Honors) from St. Xavier’s College and an MBA from The

Wharton School of the University of Pennsylvania.   Mr. Kapur is a Certified Public Accountant (Pennsylvania) and a Chartered Accountant (India).

                In his new role as Corporate Controller, Mr. Kapur succeeds Robert Davis, who joined the company on a temporary basis in 2007 upon the retirement of the previous Controller, Richard Foti.

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc. (NYSE: HTZ), is the world’s largest general use car rental brand, operating from approximately 8,000 locations in 145 countries worldwide.  Hertz is the number one airport car rental brand in the U.S. and at 69 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia and New Zealand.  In addition, the Company has licensee locations in cities and airports in Africa, Asia, and the Middle East.  Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through the company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers through more than 360 branches in the United States, Canada, France and Spain.

                To make car rental reservations or for more information, customers can call their travel agent, or call Hertz toll-free at 1-800-654-3131. Information and reservations are also available on the web at www.hertz.com. For information on Hertz Equipment Rental, visit the company on the web at www.hertzequip.com.

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